Russell 2000(R)  Index Linked Reverse Exchangeable Securities due May 28*, 2010

Domestic Small Cap Equities  |X| Yield Enhancement |X| Short Dated |X| Fee-Based Accounts

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              Indicative Terms as of October 30, 2009
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CUSIP:                                              2515A0 VB 6

Issuer:                                             Deutsche Bank AG, London Branch

Maturity / Tenor:                                   6 Months

Reverse Exchangeable Securities:                    The securities will pay a quarterly coupon (the
                                                    "Coupon Payment") which will vary from a
                                                    minimum of 1.75% to a maximum of 2.575% or
                                                    between $17.50 and $25.75 (TBD on Trade Date)
                                                    per quarter per $1,000 security Face Amount.
                                                    You will be entitled to receive the full Face
                                                    Amount at maturity if (A) the Closing Level of
                                                    the Reference Underlying is equal to or greater
                                                    than the Threshold Level during the Observation
                                                    Period or (B) the Final Level is equal to or
                                                    greater than the Initial Level.  If the Closing
                                                    Level of the Reference Underlying is less than
                                                    the Threshold Level on any day during the
                                                    Observation Period and the Final Level is less
                                                    than the Initial Level, you will lose some or
                                                    all of your initial investment at maturity.

Reference Underlying:                               Russell 2000(R) Index

Initial Level:                                      The Closing Level of the Reference Underlying
                                                    on the Trade Date

Final Level:                                        The Closing Level of the Reference Underlying
                                                    on the Final Valuation Date

Coupon:                                             7.00% - 10.30% per annum (TBD on Trade Date) or
                                                    1.75% - 2.575% per quarter (TBD on Trade Date),
                                                    payable quarterly in arrears

Coupon Payment Dates:                               February 26*, 2010 and May 28*, 2010 (the Maturity
                                                    Date)

Threshold Level:                                    Equal to 80% of the Initial Level

Observation Period:                                 The period from but not including the Trade
                                                    Date to and including the Final Valuation Date

Payment at Maturity:                                The payment you will receive at maturity
                                                    (excluding any Coupon Payment) will be
                                                    calculated as follows:

                                                    a)       If the Closing Level of the Reference
                                                    Underlying is equal to or greater than the
                                                    Threshold Level during the Observation Period,
                                                    you will receive a cash payment per security
                                                    equal to $1,000 per $1,000 security Face Amount

                                                    b)       If the Closing Level of the Reference
                                                    Underlying is less than the Threshold Level on
                                                    any day during the Observation Period then:

                                                    1.  if the Final Level is greater than or equal
                                                    to the Initial Level, you will receive a cash
                                                    payment per security equal to $1,000 per $1,000
                                                    security Face Amount; or

                                                    2.  if the Final Level is less than the Initial
                                                    Level, you will receive a cash payment per
                                                    security equal to:

                                                    $1,000 + ($1,000 * Reference Underlying Return).

Reference Underlying Return:                        Final Level - Initial Level
                                                              Initial Level

Discounts and Commissions:                          The securities will initially be distributed
                                                    through Deutsche Bank Securities Inc. ("DBSI"),
                                                    its affiliates and/or certain other affiliated
                                                    or unaffiliated brokers (collectively, the
                                                    "Brokers"). DBSI will receive a selling
                                                    concession of up to 0.55% or $5.50 per $1,000
                                                    security Face Amount. DBSI may pay referral
                                                    fees to other Brokers of up to 0.25% or $2.50
                                                    per $1,000 security Face Amount and may
                                                    additionally pay fees of up to 0.30% or $3.00
                                                    per $1,000 security Face Amount to certain
                                                    other Brokers. The agents for this offering are
                                                    affiliates of ours. For more information see
                                                    "Supplemental Underwriting Information
                                                    (Conflicts of Interest)" in term sheet No.
                                                    744BF/A.

Agents:                                             Deutsche Bank Securities Inc. and Deutsche Bank
                                                    Trust Company Americas

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                      Best Case Scenario
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If the Closing Level of the Reference Underlying never
breaches the Threshold Level on any date during the
Observation Period investors will receive a cash payment of
$1,000 per $1,000 security Face Amount at maturity in
addition to the two quarterly Coupon Payments of between
1.75% and 2.575% (TBD on Trade Date) for a total payment of
between $1,035.00 and $1,051.50 (TBD on Trade Date).
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                     Worst Case Scenario
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If the Closing Level of the Reference Underlying breaches the
Threshold Level on any date during the Observation Period and the Final Level is less than the Initial Level, your security
Face Amount will decline 1% for each 1% decline in the
Reference Underlying, with a maximum loss of 100% of the
security Face Amount and a total payment of only the two
quarterly Coupon Payments of between $35.00 and $51.50 (TBD
on Trade Date).
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                           Benefits
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|X|  U.S. equity index exposure and the ability to receive quarterly Coupon
     Payments yielding a potential above market return in moderately bullish or moderately bearish market environments, subject to a maximum return equal to the amount of the Coupon Payments.

|X|  The securities have the potential to outperform the Reference Underlying at maturity

|X|  The securities will pay quarterly Coupon Payments between 1.75% and 2.575%
     (TBD on Trade Date) regardless of the performance of the Reference
     Underlying.

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                         Risk Factors
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|X|  Because the securities do not offer protection of your initial investment, you may lose up to 100% of your initial investment.

|X|  Return on the securities is limited to the quarterly Coupon Payments; you will not benefit from any increase in the level of the Reference
     Underlying in excess of the Coupon Payments.

|X|  Return on the securities is linked to the level of the Reference
     Underlying without taking into consideration the value of dividends paid on the component stocks of the Reference Underlying

|X|  An investment in the securities is subject to the credit of the Issuer

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                       Important Dates
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 Offering Period:..............October 30, 2009 - November 24, 2009
 Trade Date:..............................................November 24*, 2009
 Settlement Date:........................................November 30*, 2009
 Final Valuation Date:.........................................May 25*, 2010
 Maturity Date:...................................May 28*, 2010 (6 Months)

*Expected. In the event that we make any change to the
expected Trade Date and Settlement Date, the Coupon Payment
Dates, Final Valuation Date and Maturity Date may be changed so that the stated terms of the securities and the length of the Observation Period remain the same.
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                     NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                       NOT A DEPOSIT / NOT INSURED BY ANY
                          FEDERAL GOVERNMENTAL AGENCY

                                                 ISSUER FREE WRITING PROSPECTUS
                                                     Filed Pursuant to Rule 433
                                          Registration Statement No. 333-162195
                                       Dated October 30, 2009 R-14014-1 (10/09)

Reverse Exchangeable Securities Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Coupon Payment of 8.65% per annum)
		If a Trigger Event Does not Occur			If a Trigger Event Does Occur
Index Return	Total Coupon Payments	Face Amount Payment at Maturity	Reverse Exchangeable Return	Total Payments (per $1,000 invested)	Face Amount Payment at Maturity	Reverse Exchangeable Return	Total Payments (per $1,000 invested)
30.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
20.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
10.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
0.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
-5.00%	$43.25	$1,000.00	4.33%	$1,043.25	$950.00	-0.68%	$993.25
-10.00%	$43.25	$1,000.00	4.33%	$1,043.25	$900.00	-5.68%	$943.25
-20.00%	$43.25	$1,000.00	4.33%	$1,043.25	$800.00	-15.68%	$843.25
-30.00%	$43.25	N/A	N/A	N/A	$700.00	-25.68%	$743.25

This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis.

Selected Risk Factors
An investment in the securities involves significant risks. You should read “Selected Risk Considerations” in term sheet No. 744BF/A for detailed information about the risks listed below.
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Reference Underlying and will depend on whether, and the extent to which, the Reference Underlying performance is positive or negative. If the Closing Level of the Reference Underlying is less than the Threshold Level on any date during the Observation Period and the Final Level is less than the Initial Level, your investment will become fully exposed to any negative performance of the Reference Underlying and you could lose up to your entire initial investment in the securities.

THE RETURN ON YOUR INITIAL INVESTMENT IS LIMITED TO THE COUPON PAYMENTS — The return on the securities cannot increase above the Coupon Payments of between 7.00% and 10.30% per annum (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,035.00 and $1,051.50 (to be determined on the Trade Date) for each $1,000 Face Amount of the securities you hold, regardless of any increase in the level of the Reference Underlying.

THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. Coupon Payments and the Payment at Maturity on the securities are subject to our creditworthiness.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Reference Underlying.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as the agents’ commission and our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE REFERENCE UNDERLYING OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the level of the Reference Underlying or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Closing Level of the Reference Underlying on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service, or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 744BF/A and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 744BF/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

DWS Structured Products 1.866.637.9185 www.dws-sp.com